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EXHIBIT 4.4

233 South Wacker Drive, Suite 2800
Chicago, Illinois 60606
Tel 312-234-2732
Fax 312-234-3603

Bank of America N. A.

TO:	Mandalay Resort Group 2880 LasVegas Blvd-South LAS VEGAS, NV 89109
ATTN: TEL: FAX:	Les Martin / Amy Preis 702-632-6820 702 632 6822
ATTN: TEL: FAX:	Kevin Fitzpatrick 702 632 6820 702 632 6822
ATTN: TEL: FAX:	JIM HERMAN 702 794 3871 702 794 3733
FROM:	Bank of America, N.A. 233 South Wacker Drive—Suite 2800 Chicago, Illinois 60606 Robert OHara / Sean Doyle
Date:	07AUG02
Our Reference No. 39837
Internal Tracking Nos. 422090

        The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between Mandalay Resort Group and Bank of America, N.A. (each a "party" and together "the parties") on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified in paragraph 1 below (the "Agreement").

        The definitions and provisions contained in the 2000 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., (the "Definitions") are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

        1.    This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of 24OCT86, as amended and supplemented from time to time (the "Agreement"), between the parties. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

        In this Confirmation "Party A" means Bank of America, N.A. and "Party B" means Mandalay Resort Group.

        2.    The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:	USD 250,000,000.00
Trade Date:	06AUG02
Effective Date:	08AUG02

Termination Date:	01AUG07, subject to adjustment in accordance with the Modified Following Business Day Convention
Fixed Amounts:
Fixed Rate Payer:	Party A
Fixed Rate Payer Payment Dates:	The 1st of each February and August, commencing 01FEB03 and ending 01AUG07, subject to adjustment in accordance with the Modified Following Business Day Convention. No Adjustment Of Period End Dates.
Fixed Rate:	10.25000%
Fixed Rate Day Count Fraction:	30/360
Floating Amounts:
Floating Rate Payer:	Party B
Floating Rate Payer Payment Dates:	The 1st of each February and August, commencing 01FEB03 and ending 01AUG07, subject to adjustment in accordance with the Modified Following Business Day Convention.
Floating Rate for initial Calculation Period:	TO BE SET
Floating Rate Option:	USD-LIBOR-BBA
Averaging:	Inapplicable
Designated Maturity:	6 Month
Spread:	Plus 5.86000%
Floating Rate Day Count Fraction:	Actual/360
Reset Dates:	The last day of each Calculation Period
Compounding:	Inapplicable
Business Days:	NewYork,London
Calculation Agent:	Party A

        3.    Recording of Conversations:

        Each party to this Transaction acknowledges and agrees to the tape recording of conversations between the parties to this Transaction whether by one or other or both of the parties or their agents, and that any such tape recordings may be submitted in evidence in any Proceedings relating to the Agreement and/or this Transaction.

        4.    Account Details:

        Account for payments to Party A:

USD
We will debit your account.
NAME:	Bank of America-SF
ABA #:	CA
ACCT:	1257501024
Account for payments to Party B:
USD
NAME:	Bank of America-SF
ABA #:	CA
NAME:	Mandalay Resort Group
ACCT:	1257501024

        5.    Offices:

The Office of Party A for this
Transaction is:	Charlotte, NC
Please send reset notices to fax no. (312-234-3603)
The Office of Party B for this
Transaction is:	Nevada, USA

        Credit Support Document:    As per Agreement (and Credit Support Annex if applicable).

        Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by returning via telecopier an executed copy of this Confirmation to the attention of Global Derivative Operations at (fax no.(312) 234-3603).

Yours Sincerely,
Bank of America, N.A.
/s/ DAVE WALKER SENIOR VICE PRESIDENT
Authorized Signatory Accepted and confirmed as of the date first written:
Mandalay Resort Group
By:	/s/ GLENN SCHAEFFER
Name:	GLENN SCHAEFFER
Title:	PRESIDENT AND CHIEF FINANCIAL OFFICER
Our Reference # 39837

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  EXHIBIT 4.4